Exhibit 99.1

Seattle Genetics Reports First Quarter 2006 Financial Results

Management will host conference call today at 5:00 p.m. Eastern Time

Bothell, WA — April 25, 2006 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported results for its first quarter ended March 31, 2006.

Revenues for the first quarter of 2006 were $2.1 million, compared to $2.6 million in the first quarter of 2005. Revenues are generated from fees and milestones earned through the company’s antibody-drug conjugate (ADC) technology collaborations.

Total operating expenses for the first quarter of 2006 were $11.6 million, compared to $10.8 million for the first quarter of 2005. The increase includes $1.0 million in noncash stock-based compensation expense, primarily driven by the company’s adoption of SFAS No. 123R as of January 1, 2006, as well as higher employee costs, partially offset by lower contract manufacturing expenses due to the timing of campaigns.

Net loss for the first quarter of 2006 was $8.7 million, or $0.21 per share, compared to $7.6 million, or $0.18 per share, for the same period in 2005.

As of March 31, 2006, Seattle Genetics had $70.4 million in cash and investments, compared to $79.2 million as of December 31, 2005. Cash and investments as of March 31, 2006 do not include net proceeds of approximately $37.2 million from the company’s common stock offering that closed on April 3, 2006.

“We have made important progress since the beginning of 2006, including advancing our ongoing clinical trials of SGN-30, SGN-40 and SGN-33, preparing an IND filing for SGN-35 in mid-2006 and reporting key preclinical data on SGN-70 and our ADC technology at the AACR annual meeting,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Our recent financing puts us in a strong position to continue executing on our business plan by generating key data from our clinical-stage programs, initiating additional clinical trials and investing in development activities and manufacturing campaigns to support future pipeline growth.”

Recent highlights include:

•	Announcing an agreement with Laureate Pharma, Inc. for manufacturing of Seattle Genetics’ SGN-33 and SGN-70 product candidates. Under the terms of the agreement, Laureate Pharma will perform scale-up and GMP manufacturing of clinical trial materials for both programs.

•	Receiving a notice of allowance from the U.S. Patent and Trademark Office for a patent entitled “Recombinant Anti-CD30 Antibodies and Uses Thereof.” The issued claims cover methods of using certain anti-CD30 antibodies for the treatment of Hodgkin’s disease, both as a single agent and in combination with other therapies.

•	Closing a public offering of 7,300,000 shares of common stock. Net proceeds to the company were approximately $37.2 million. In addition, the company has agreed to sell 1,129,015 shares of common stock to investment funds affiliated with Baker Brothers Investments at a price of $5.25 per share, subject to stockholder approval that will be sought on May 19, 2006 at the company’s annual stockholders’ meeting.

•	Reporting data on its SGN-70 program and proprietary ADC technology during the 2006 Annual Meeting of the American Association for Cancer Research (AACR). SGN-70 possesses potent antitumor activity in preclinical models of both hematologic malignancies and carcinomas. The company reported on its ADC technology in multiple poster presentations, including data showing the rate of ADC internalization, the precise chemical structures and rates of release of the drugs from internalized ADCs, the resulting high concentrations of drugs delivered inside of target cells and the enhanced stability of its advanced linker systems. The company also reported preclinical data demonstrating the high expression of CD70 on primary renal cell carcinoma (RCC) tissue, as well as the in vitro potency of SGN-75, an ADC, against RCC. In another presentation, preclinical data were shown demonstrating that antibody fragment-drug conjugates retain the antigen binding and antitumor activity of conventional ADCs.

•	Appointing Daniel F. Hoth, M.D., a clinical and drug development veteran with more than 25 years of experience, to the company’s Board of Directors.

Conference Call

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 866-5043 (domestic) or (303) 205-0044 (international). A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from the Seattle Genetics website or by calling (800) 405-2236 (domestic) or (303) 590-3000 (international), using passcode 11058794. The telephone replay will be available until 4:00 p.m. PT on April 27, 2006.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development of monoclonal antibody-based therapies for the treatment of cancer and immunologic diseases. The company is conducting multiple clinical trials of its three lead product candidates, SGN-30, SGN-40 and SGN-33, and preclinical development of several late-stage programs, including SGN-35. In addition, Seattle Genetics has developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen and MedImmune. More information about Seattle Genetics’ pipeline and technologies can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, execution of its business plan, generation of clinical data and future pipeline growth. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials and the risks inherent in early stage development of drug products. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended March 31
	2006	2005
Revenues	$2,141	$2,606
Expenses
Research and development	9,251	8,975
General and administrative	2,307	1,845

Total operating expenses	11,558	10,820

Loss from operations	(9,417)	(8,214)
Investment income, net	714	661

Net loss	$(8,703)	$(7,553)

Basic and diluted net loss per share	$(0.21)	$(0.18)

Weighted-average shares used in computing basic and diluted net loss per share	42,418	42,067

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2006	December 31, 2005
Assets
Current assets
Cash, cash equivalents and short-term investments	$36,239	$42,471
Other current assets	1,767	1,675

Total current assets	38,006	44,146
Property and equipment, net	8,094	8,532
Long-term investments	34,207	36,736
Restricted investments	610	605

Total assets	$80,917	$90,019

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$5,045	$5,045
Deferred revenue	5,496	6,053

Total current liabilities	10,541	11,098

Deferred rent	519	513
Deferred revenue, net of current portion	1,884	2,950

Total long-term liabilities	2,403	3,463

Stockholders’ equity	67,973	75,458

Total liabilities and stockholders’ equity	$80,917	$90,019